EXHIBIT 23.1

PricewaterhouseCoopers SA
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File Nos. 333-71620, 333-143026, 333-158473) and Forms S-8 (File Nos. 33-148357, 33-27078, 33-57887, 33-65050, 333-07283, 333-17073, 333-50353, 333-65449, 333-71249, 333-82549, 333-99271, 333-102545, 333-103341, 333-111170, 333-120620, 333-133667, 333-135459, 333-140091, 333-159711, and  333-167536) of Micron Technology, Inc. of our report dated February 28, 2010 relating to the financial statements of Numonyx Holdings B.V, which appears in the Current Report on Form 8-K of Micron Technology, Inc. dated July 19, 2010.

PricewaterhouseCoopers SA

/s/ Rolf Johner	/s/ Simon Barlow
Rolf Johner	Simon Barlow

Geneva, July 19, 2010